IRONWOOD CAPITAL MANAGEMENT
IRONWOOD INSTITUTIONAL MULTI-STRATEGY FUND LLC
IRONWOOD MULTI-STRATEGY FUND LLC

Joint Personal Investment and Trading Policy

I.	DEFINITIONS

A.           Access Person of Ironwood.  The term “Access Person” as it relates to Ironwood means (i) any person who (1) has access to nonpublic information regarding an Advisory Client’s purchase or sale of securities; (2) has access to nonpublic information regarding the portfolio holdings of any Advisory Client; (3) is involved in making securities recommendations to Advisory Clients or who has access to such recommendations that are nonpublic and (ii) all of the directors and officers of Ironwood.  By way of example, Access Persons include portfolio management personnel and service representatives who communicate investment advice to Advisory Clients.  Administrative, technical, and clerical personnel may also be Access Persons if their functions or duties provide them with access to nonpublic information. For the avoidance of doubt, all Employees of Ironwood shall be deemed Access Persons unless the Chief Compliance Officer notifies an Employee that such Employee is not an Access Person.

B.           Access Person of the Company.  The term “Access Person” as it relates to the Company means the following (i) any employee of the Company or Ironwood  or of any company in a control relationship to the Company or Ironwood who, in connection with his regular functions or duties, makes, participates in or obtains information regarding the purchase or sale of securities by the Company or Ironwood (primarily interests in the Sub-Funds) or whose functions or duties as part of the ordinary course of his business relate to the making of any recommendations with respect to the Company regarding the purchase or sale of securities; (ii) any director or officer of the Company or any officer or member of Ironwood, regardless of whether such director, officer or member is an Access Person of Ironwood (as defined above); and (iii) any natural person in a control relationship to the Company who obtains information concerning recommendations made to the Company with regard to the purchase or sale of securities.

C.           Advisory Client Transaction.  An “Advisory Client Transaction” means transactions for any Advisory Client or any other account managed or advised by any Employee for a fee.

D.           Automatic Investment Plan.  An “Automatic Investment Plan” is a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts according to a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

E.           Beneficial Ownership.  Employees will be considered to have “Beneficial Ownership” in a Security if: (i) he or she has a Pecuniary Interest in such Security; (ii) he or she has voting power with respect to the Security, meaning the power to vote or direct the voting of such Security; or (iii) he or she has the power to dispose, or direct the disposition of, such Security.  If an Employee has any question about whether an interest in a Security or an account constitutes Beneficial Ownership of that Security, such Employee should contact the Chief Compliance Officer.

F.           Federal Securities Laws.  The term “Federal Securities Laws” means the Securities Act, the Exchange Act, the Sarbanes-Oxley Act of 2002, the Investment Company Act, the Advisers Act, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Commission under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the Commission or the Department of the Treasury.

G.           Immediate Family. The term “Immediate Family” includes an Employee’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in- law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and includes any adoptive relationship.

H.           Index Securities.  The term “Index Securities” means exchange-traded funds and derivatives based on broad-based indices.

I.           Initial Public Offering.  The term “Initial Public Offering” means an offering of securities registered under the Securities Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Exchange Act.

J.           Limited Offering.  The term “Limited Offering” means an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(6) thereof or pursuant to Rule 504, Rule 505 or Rule 506 thereunder.

K.           Non-Reportable Securities.  The term “Non-Reportable Securities” means:  (i) direct obligations of the U.S. Government; (ii) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments (defined as any instrument that has a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a Nationally Recognized Statistical Rating Organization), including repurchase agreements; (iii) shares issued by money market funds; (iv) shares issued by open-end mutual funds that are registered under the Investment Company Act; (v) commodities; (vi) municipal bonds;  (vii) Index Securities; (viii) derivatives of any of the Securities described in clauses (i) through (vii) of this definition.

L.           Pecuniary Interest.  Employees will be considered to have a “Pecuniary Interest” in a Security if he or she, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in such Security. The term Pecuniary Interest is construed very broadly. The following examples illustrate this principle:  (i) ordinarily, Employees will be deemed to have a Pecuniary Interest in all Securities owned by members of such Employee’s Immediate Family who share the same household with such Employee; (ii) if an Employee is a general partner of a general or limited partnership, such Employee will be deemed to have a Pecuniary Interest in all Securities held by such partnership; (iii) if an Employee is a shareholder of a corporation or similar business entity, such Employee will be deemed to have a Pecuniary Interest in all Securities held by the corporation if such Employee is a controlling shareholder or have or share investment control over the corporation’s investment portfolio; (iv) if an Employee has the right to acquire equity Securities through the exercise or conversion of a derivative Security, such Employee will be deemed to have a Pecuniary Interest in such Securities, whether or not such Employee’s right is presently exercisable; (v) if an Employee is a member-manager of a limited liability company, such Employee will be deemed to have a “Pecuniary Interest” in the Securities held by such limited liability company; and (vi) ordinarily, if an Employee is a trustee or beneficiary of a trust, where either he or she or members of his or her Immediate Family have a vested interest in the principal or income of the trust, such Employee will be deemed to have a Pecuniary Interest in all Securities held by that trust.  If an Employee has any question about whether an interest in a Security or an account constitutes a Pecuniary Interest, such Employee should contact the Chief Compliance Officer.

M.           Private Funds. The term “Private Fund” means any private investment fund offered pursuant to section 3(c)1 or 3(c)7 of the Company Act (including private equity funds, venture capital funds, hedge funds, fund of funds etc.).

N.           Reportable Security.  The term “Reportable Security” includes all Securities other than Non-Reportable Securities.

O.           Security.  The term “Security” has the same meaning as it has in section 2(a)(36) of the Company Act. For the avoidance of doubt, the term “Security” includes interests in private investment funds, including the Funds and the Company.

P.           Supervised Person.  The term “Supervised Person” means (i) any officer or director of Ironwood, or other person occupying a similar status or performing similar function; (ii) Employees of Ironwood; and (iii) any other persons who provide investment advice on behalf of Ironwood and are subject to Ironwood’s supervision and control.

II.	PERSONAL INVESTMENT AND TRADING POLICY

A.           Policies on Employees Trading in Securities

1.           General Statement

Generally, Employees may not engage in transactions in any Security that is the subject of a transaction by an Advisory Client (subject to certain exceptions for legacy positions as may be approved by the Chief Compliance Officer from time to time).  What this means is that you may not invest in a hedge fund that you are aware currently is in, or is being actively considered for, the portfolio of any fund Ironwood manages. Further, Employees are prohibited from executing transactions that would disadvantage or appear to disadvantage the Advisory Clients or that would unjustly enrich such Employee whether or not at the expense of the Advisory Client.

2.           Restricted List

From time to time, there will be a need to designate a Security as being restricted from trading in (a) personal trading accounts of Ironwood Access Persons, and/or (b) Advisory Client portfolios.  A Security becomes restricted once it is determined that Ironwood holds or may hold material nonpublic information with respect to the Security or as otherwise deemed appropriate by the Chief Compliance Officer or her designated person.  Once a Security has been designated as restricted, it will be placed on Ironwood’s restricted trading list (the “Restricted List”) and trading in that security is prohibited unless an exception is granted by the Chief Compliance Officer.  Restricted List prohibitions apply to all securities that are convertible, exchangeable or exercisable into a Security that is on the Restricted List.

Ironwood’s Restricted List is available on ELF and Employees are encouraged to review the Restricted List prior to submitting a pre-clearance request.

3.           Pre-clearance Policies

Employees must pre-clear the following transactions:

•
Stocks: With respect to single name Securities (i.e. stocks, options, derivatives etc.), other than Non-Reportable Securities, Employees are allowed to execute ten (10) separate opens and ten (10) separate closes during any calendar year.  For the avoidance of doubt, opening transactions or closing transactions in the same Security executed on the same trading day constitute one (1) open or close despite the fact that such transactions may be executed in more than one brokerage account.

•
Limited Offerings:  Employees must pre-clear transactions in all Private Funds other than the Funds and the Company. The acceptance by Ironwood of a completed subscription agreement or similar documentation by an Employee for an investment in the Funds or Company shall constitute the prior written approval from the Chief Compliance Officer.

•	Initial Public Offerings.

Employees do not need to pre-clear the purchase or sale of:

•	“Non-Reportable Securities”; or
•	Interests in the Funds and the Company.

How to request pre-clearance:

Note: Dual Pre-clearance is Required.  You must receive pre-clearance from (1) a member of the investment committee AND (2) the Chief Compliance Officer. You MUST receive pre-clearance in writing from a member of the investment committee prior to submitting the pre-clearance to the Chief Compliance Officer.

•	You are responsible for including the approval of the investment committee member with your pre-clearance request to the Chief Compliance Officer.
•
This can be done by (1) uploading a PDF of the written approval (which includes email) to your pre-clearance request in ELF prior to submitting the pre-clearance request; or (2) emailing the investment committee member’s approval to the Chief Compliance Officer prior to submitting your pre-clearance request via ELF.

Failure to receive approval in writing from an investment committee member prior to submitting a pre-clearance request to the Chief Compliance Officer may result in your trade request being denied.

Timing:

In the case of Limited Offerings a pre-clearance approval is valid for 30 days. All other transactions must be executed by 5pm Pacific time on the next business day after the transaction is approved by the Chief Compliance Officer.

A request for pre-clearance may be denied if it is determined by the Chief Compliance Officer in his or her subjective opinion that the Employee is unfairly benefiting from, or that the transaction is in conflict with, or appears to be in conflict with, any Advisory Client Transaction any of the above-described trading restrictions, or this Joint Code of Ethics.

The pre-clearance requirements contained in this section will not apply to the Independent Directors.

III.	PERSONAL INVESTMENT AND TRADING VIOLATION POLICY

Any violation of the pre-clearance policies by an Employee of Ironwood’s Joint Code of Ethics may result in immediate termination of employment.  If termination does not occur, the following violation policy will prevail:

➢	First Offense
▪
$1,000 penalty (to be withheld from the Employee’s payroll and Ironwood will make a charitable contribution in the Employee’s name).  For the avoidance of doubt, this $1,000 penalty shall apply whether or not there is a gain on the transaction.

➢	Second Offense
▪
$2,000 penalty (to be withheld from the Employee’s payroll and Ironwood will make a charitable contribution in the Employee’s name).  For the avoidance of doubt, this $2,000 penalty shall apply whether or not there is a gain on the transaction.

➢	Third Offense
▪
$5,000 penalty (to be withheld from the Employee’s payroll and Ironwood will make a charitable contribution in the Employee’s name).  For the avoidance of doubt, this $5,000 penalty shall apply whether or not there is a gain on the transaction.

Relief may be appealed for and granted at the discretion of the Chief Compliance Officer in the following manner:

➢
The highest level of a violation offense may be deleted from the Employee’s record after five years from the date of the most recent violation (assuming no subsequent violations have occurred).  If multiple levels of violation offenses exist, each subsequent level may be deleted from the Employee’s record two years after the previous offence was deleted (assuming no subsequent violations have occurred).

IV.	REPORTING

A.           Summary

Ironwood requires that ALL Securities, even Securities that are not subject to pre-clearance, are subject to the reporting requirements below.  For the avoidance of doubt this means that holdings in ETFs, mutual funds, and other “Non-Reportable Securities” must be reported.  Details on the reporting requirements are included below.

B.           Securities Holdings and Transactions Reports

Employees must submit to the Chief Compliance Officer periodic written reports about their securities holdings, transactions, and brokerage accounts (and the Securities of other persons if the Employee has Beneficial Ownership of such Securities and the accounts of other persons if the Employee has direct or indirect influence or control over such accounts).  The obligation to submit these reports and the content of these reports are governed by the Federal Securities Laws.  The reports are intended to identify conflicts of interest that could arise when an Employee invests in a Security or holds accounts that permit these investments, and to promote compliance with this Joint Code of Ethics.  Ironwood is sensitive to privacy concerns, and will try not to disclose Employees’ reports to anyone unnecessarily.  All reports must be submitted via ELF.

Failure to file a timely, accurate, and complete report is a serious breach of SEC rules and this Joint Code of Ethics.  If an Employee is late in filing a report, or files a report that is misleading or incomplete, such Employee may face sanctions including identification by name to the Chief Compliance Officer, withholding of bonus, or termination of employment.

As noted above the Independent Directors shall generally not be required to submit an initial report, or annual reports, and quarterly reports subject to limited exception.

1.           Initial Holdings Report:  Within ten (10) days of becoming an Employee, such Employee must submit to Ironwood an initial holdings report via ELF based on information that is current as of a date not more than 45 days prior to the date such Employee becomes an Employee that contains:

(a)           The name/title and type of the Security, and, as applicable, the exchange ticker symbol or CUSIP number, the number of equity shares and principal amount of each Security for which such Employee had Beneficial Ownership.

(b)           The name and address of any broker, dealer, or bank or other institution (such as a general partner of a limited partnership, or transfer agent of a company) that maintained any account holding any Securities for which such Employee has Beneficial Ownership, and the account numbers and names of the persons for whom the accounts are held.

(c)           The date such Employee submitted the report.

2.           Quarterly Transaction Report:  Within 30 days after the end of each calendar quarter Employees must submit a quarterly transaction report via ELF. Such report shall include with respect to any transactions in ALL Securities during the quarter:

(a)           The date of the transaction, the name/title and as applicable, the exchange ticker symbol or CUSIP number, interest rate and maturity date, the number of equity shares of (or the principal amount of debt represented by) and principal amount of each Security involved;

(b)           The nature of the transaction (i.e., purchase, sale, or other type of acquisition or disposition);

(c)           The price at which the transaction in the Security was effected;

(d)           the name of the broker, dealer, or bank with or through whom the transaction was effected;

(e)           The date the report was submitted; and

(f)           A list of each broker, dealer or bank with whom the Employee established an account in which any securities were held during the quarter for such person’s direct or indirect benefit and the date the account was established.

3.           Annual Holdings Report:  Employees must, no later than October 30 of each year, submit an annual holdings report via ELF that is current as of a date no earlier than September 30 of the such calendar year (the “Annual Report Date”) and that contains:

(a)           The name/title and type of ALL Securities, and as applicable, the exchange ticker symbol or CUSIP number, the number of equity shares and principal amount of each Security for which such Employee, has Beneficial Ownership on the Annual Report Date.  Employees may provide this information by referring to attached copies of broker transaction confirmations or account statements that contain the information, or by referring to statements or confirmations known to have been received by Ironwood;

(b)           The name and address of any broker, dealer, bank, or other institution (such as a general partner of a limited partnership, or transfer agent of a company) that maintained any account holding any Securities for which such Employee has Beneficial Ownership on the Annual Report Date, the account numbers and names of the persons for whom the accounts are held, and the date when each account was established;

(c)           The date that such Employee submitted the report; and

(d)           A statement that this report is current as of a date no earlier than September 30 of such calendar year and attests that the Employee has no unreported Securities or brokerage accounts.

4.           Exception to requirement to list transactions or holdings

Employees are not required to submit holdings or transactions reports for any account over which such Employees had no direct or indirect influence or control or with respect to transactions effected pursuant to an Automatic Investment Plan, unless requested by Ironwood. Employees must still identify the existence of the account in his or her list of accounts and complete a Non-Discretionary/Managed Accounts Notification Form on ELF with respect to the account. Transactions that override pre-set schedules or allocations of an automatic investment plan, however, are subject to pre-clearance and must be included in a quarterly transaction report and an annual holdings report.

Please ask the Chief Compliance Officer if you have questions about the above-described holding and transaction reporting requirements.

C.           Review of Reports and Other Documents

The Chief Compliance Officer will promptly review each report submitted by Employees, and each account statement or confirmation from institutions that maintain their accounts.  To ensure adequate scrutiny, documents concerning the Chief Compliance Officer will be reviewed by Cordium.

Review of submitted holding and transaction reports will include not only an assessment of whether the Employee followed all required procedures of this Joint Code of Ethics, such as pre-clearance, but may also compare the personal trading to the Restricted List; whether the Advisory Clients are receiving terms as favorable as the Employee in Securities transactions; periodically analyze the Employee’s trading for patterns that may indicate abuse, including market timing; and investigate any substantial disparities between the quality of performance the Employee achieves for his or her own account and performance achieved for Advisory Clients.

V.	ADDITIONAL CONSIDERATIONS

A.           Investments in Private Funds by Employees

No Employee who invests personal funds in a Private Fund may obtain any more favorable treatment in respect of his or her investment than is made available to an Advisory Client; provided that waiver of minimum investment amounts shall not be considered favorable treatment if such fund has waived such minimum in the past in the case of other individual investors.

No Employee shall recommend any Securities transaction to any Advisory Clients without having disclosed his or her interest, if any, in such Securities or the issuer of the Securities, including without limitation:

(1)	his or her direct or indirect beneficial ownership of any Securities of such issuer;

(2)	any contemplated transaction by such person in such Securities;

(3)	any position with such issuer or its affiliates; and

(4)	any present or proposed business relationship between such issuer or its affiliates and such person or any party in which such person has a significant interest.

B.           Independent Directors

Notwithstanding the above investment pre-clearance and reporting requirements, the Independent Directors shall not be required to submit (i) initial and annual holdings reports and (ii) quarterly transaction reports unless such Independent Director, at the time of that transaction, knew, or in the ordinary course of fulfilling his official duties as a director should have known, that during the 15-day period immediately preceding or after the date of the transaction by such person, the Security such person purchased or otherwise acquired is or was purchased or otherwise acquired by the Company or was being considered for purchase or acquisition by the Company or Ironwood.

C.           Use of Broker-Dealers and Brokerage Accounts

An Employee may not engage, and may not permit any other person or entity to engage on their behalf, in any purchase or sale of publicly-traded Securities of which such Employee has, or by reason of the transaction will acquire, Beneficial Ownership, except through a registered broker-dealer.